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THIS EXHIBIT 12 OF THE 10-Q IS BEING SUBMITTED DUE TO A TYPOGRAPHICAL ERROR THAT OCCURRED IN THE ORIGINAL 10-Q
ELECTRONIC FILING OF 8/5/98
                                                                                               EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                  1998                         Year Ended December 31,
                                      3 Months   6 Months 12 Months   1997(1)    1996(1)      1995          1994
                                        Ended     Ended     Ended
                                       June 30   June 30  June 30
   Earnings:
A.  Net Income                        $10,041    $29,208  $ 52,347   $ 55,086    $ 56,082     $ 52,722    $ 50,929
B.  Federal Income Tax                  5,215     15,773    24,357     26,237      31,068       28,687      26,806
C.  Earnings before Income Taxes       15,256     44,981    76,704     81,323      87,150       81,409      77,735
D.  Fixed Charges
     Interest on Mortgage Bonds          3,559      7,118    14,237     14,237     15,112        16,862      19,624
     Interest on Other Long-Term Debt    2,268      4,350     8,829      8,860      8,505         9,063       7,917
     Other Interest                        881      1,772     3,139      2,647      2,626         1,917       1,784
     Interest Portion of Rents             256        504     1,011      1,020      1,094         1,522       1,561
     Amortization of Premium & Expense
      on Debt                              226        453       906        906        904         1,069       1,793
                                         7,190     14,197    28,122     27,670     28,277        30,433      32,679

E.  Total Earnings                    $22,446    $59,178  $104,826   $108,993    $115,427     $111,842    $110,414
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $   807    $ 1,614  $  3,230   $  3,230    $  3,230     $  4,903    $  5,127
G.  Less Allowable Dividend Deduction      32         64       127        127         127          528         528
H.  Net Subject to Gross-up               775      1,550     3,103      3,103       3,103        4,375       4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)          1.519      1.540     1.465      1.476       1.554        1.544       1.526
J.  Pref. Dividend (Pre-tax) (HxI)      1,177      2,387     4,546      4,580       4,822        6,755       7,018
K.  Plus Allowable Dividend Deduction      32         64       127        127         127          528         528
L. Preferred Dividend Factor            1,209      2,451     4,673      4,707       4,949        7,283       7,546
M. Fixed Charges (D)                    7,190     14,197    28,122     27,670      28,277       30,433      32,679
N.  Total Fixed Charges
     and Preferred Dividends          $ 8,399    $16,648  $ 32,795   $ 32,377    $ 33,226     $ 37,716    $ 40,225
O. Ratio of Earnings to Fixed
    Charges (E/D)                        3.12       4.17      3.73       3.94        4.08         3.68        3.38
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)        2.67       3.55      3.20       3.37        3.47         2.97        2.74

      1 Restated to properly reflect the exclusion of AFUDC from fixed charges.

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